Exhibit 23(h)(2)(c)

                               SECOND AMENDMENT TO
                            ADMINISTRATION AGREEMENT

      This Amendment is made as of September 21, 2001 between THE EMPIRE BUILDER TAX-FREE BOND FUND, a Massachusetts business trust (the "Trust"), an open-end investment management company registered under the Investment Company Act of 1940 and BISYS FUND SERVICES OHIO, INC. (the "Administrator"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219. The parties hereby amend the Administration Agreement (the "Agreement") between the Trust and Administrator, dated as of October 1, 1996, as amended January 1, 2000, as set forth below.

      WHEREAS, Administrator, in its capacity as administrator for the Trust, may collect, retain or have access to nonpublic personal financial information relating to consumers or customers of the Trust (as those terms are defined under Public Law 106-102, titled the Gramm-Leach-Bliley Act) to perform services for, or functions on behalf of the Trust; and

      WHEREAS, the Trust and Administrator desire to protect the confidentiality and security of nonpublic personal financial information relating to consumers or customers of the Trust.

      NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

      1. Confidentiality of Information. Nonpublic personal financial information relating to consumers or customers of the Trust provided by or at the direction of the Trust to Administrator, or collected or retained by Administrator to perform their duties as administrator of the Trust shall be considered confidential information. Administrator shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Administrator except at the direction of the Trust or as required or permitted by law.

      2. Procedural Safeguards. Administrator shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers and customers of the Trust

      3. Trust Privacy Policy. The Trust represents to Administrator that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide Administrator with a copy of that statement annually.

      4. Governing Law. This Agreement shall be governed by, and provisions shall be construed in accordance with the laws of the State of Ohio.

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      5. Effective Date. The effective date of this amendment shall be September
11, 2001.

      6. Miscellaneous. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                             THE EMPIRE BUILDER TAX-FREE
                                             BOND FUND

                                             By:    /s/ Manderley Rush
                                                    ----------------------------

                                             Title: Vice President
                                                    ----------------------------

                                             BISYS FUND SERVICES OHIO, INC.

                                             By:    /s/ William J. Tomko
                                                    ----------------------------

                                             Title: President
                                                    ----------------------------